ROBERTSON & WILLIAMS

Attorneys and Counselors At Law

3033 N.W. 63rd Street, Suite 200

Oklahoma City, Oklahoma 73116-3607

(405) 848-1944 . Fax (405) 843-6707

February 1, 2008

The Board of Directors

Nevaeh Enterprises Ltd.

25 Jim Hua Street

Chang Chun, Ji Lin, China 130000

 Gentlemen:

             You have asked for our opinion as to the legality of the issuance by you (the "Company") of 5,500,000 shares of common stock ("Shares") as further described in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

             As special counsel to you in providing this opinion, the following have been considered and examined;

 1.         The Articles of Incorporation and By-Laws of the Company;

 2.         Copies of the minutes of the meetings and resolutions of the Directors of the Company;

 3.         Certain corporate records of the Company and such other records and documents as we have deemed necessary and relevant to form the basis for our opinion, all as provided to us by the Company; and

 4.         The Registration Statement as filed on July 19, 2007, File No: 333-144681.

         In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as photostatic, or conformed copies.  In our examinations, we have assumed the legal capacity of all natural persons.

         Based upon the foregoing, we are of the opinion that the 4,000,000 Shares currently issued and offered for resale pursuant to the Registration Statement are legally issued, fully paid and non-assessable under the Nevada corporate laws. Further, based upon the foregoing, we are of the opinion that the 1,500,000 Shares offering for sale by the Company pursuant to the Registration Statement, if sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable under the Nevada corporate laws.

         No opinion is expressed herein as to the application of state securities or Blue Sky laws.  We express no opinion regarding the adequacy and sufficiency of the Registration Statement under any federal or state laws or the right of the shareholders to sell their shares of the Company's Common Stock, our opinion being expressly limited to the authorization of the issuance and the validity of the Company's Common Stock.

            This opinion has been delivered solely to the Securities Exchange Commission and is not to be made available to or relied upon by other persons or entities, except the Company and its shareholders, without our prior, express written consent.  It is limited to the matters specifically addressed and may not be relied upon as to any related or collateral matter.  This opinion is based upon the accuracy of the assumptions and upon current Nevada laws, regulations and judicial decisions.  If the assumptions are not valid or if there is a material change in the law, the matters addressed in this opinion must be re-examined.

        We consent to the reference to our firm name in the Prospectus filed as a part of the Registration Statement and the use of our opinion in the Registration Statement.  In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or regulations promulgated thereunder.

                                                            Very truly yours,

                                                                                                                                                             /S/ Mark A. Robertson

                                                            Mark A. Robertson

                                                            For the Firm